Exhibit 99.1

              IMMUNOMEDICS ANNOUNCES CHANGE IN SENIOR MANAGEMENT

    MORRIS PLAINS, N.J., Sept. 2 /PRNewswire-FirstCall/ -- Immunomedics, Inc. (Nasdaq: IMMU) today announced Ivan Horak, M.D., the Company's Executive Vice President of Research and Development and Chief Scientific Officer, has terminated his employment with the Company. Dr. Horak has decided to refocus his career in oncology and the development of small molecules, in which he was active before joining the company.

    "We are grateful to Dr. Horak for his contributions to our Company over the last several years, particularly related to the commencement of our Phase III pivotal trials with epratuzumab in patients with lupus. We now have stronger preclinical and clinical departments. During the transition, Dr. Horak will continue to work with the Company on clinical trial activities," stated Cynthia
L. Sullivan, President and Chief Executive Officer.

    "I am very pleased to see the advancement of epratuzumab into pivotal Phase III trials in the unmet medical need indication for lupus therapy. The novel mechanisms of action of epratuzumab may provide a significant advantage over existing therapies. I am confident that the Company's current team will successfully execute this pivotal program. Furthermore, I am pleased that over last few years the Company has built a pipeline of novel agents targeting a broad spectrum of autoimmune diseases and cancer," commented Ivan D. Horak, M.D.

    "With our current clinical, regulatory, and biostatistical teams, as well as the contracted clinical research organization running the lupus registration trials, we do not anticipate any delays due to Ivan's departure. It is our intention to expand our rheumatology and oncology clinical staff to manage our other Phase I and II clinical studies in these areas. We wish Ivan much success in his new endeavors," Ms. Sullivan further remarked.

    About Immunomedics

    Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus (ALLEVIATE A and B). At present, there is no cure for lupus and no new lupus treatment drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

    This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of financing and other sources of capital, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

     For More Information:
     Dr. Chau Cheng
     Associate Director, Investor Relations & Business Analysis
     (973) 605-8200, extension 123
     ccheng@immunomedics.com